Exhibit 10.5

Energous Corporation

Director Compensation Policy

Members of the Board of Directors (the “Board”) of Energous Corporation (the “Company”) who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) shall be paid the following amounts in consideration for their services on the Board.

Cash Compensation

Each non-employee director shall be paid an annual cash retainer of $50,000 prorated for partial years and paid quarterly in arrears. The lead independent director and committee members shall be paid the following additional annual cash retainer amounts paid quarterly in arrears:

Chairman of the Board	$50,000
Lead Independent Director:	$25,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$5,000
Corporate Governance and Nominating Committee Chair:	$10,000
Corporate Governance and Nominating Committee Member:	$5,000

Equity Compensation

On the first trading day following December 31 of each year, each non-employee director will also be awarded a number of restricted stock units (“RSUs”) equal to $75,000 divided by the Fair Market Value of the Company’s common stock on such date. In addition, the independent Chairman of the Board, if any, shall be awarded an additional 25,000 RSUs. Such RSUs shall be made under and pursuant to the Company’s 2014 Non-employee Equity Compensation Plan (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan. The RSUs shall not become vested until the first anniversary of the grant date (the “Annual Award Vesting Date”). If a director ceases to serve as a director before the Annual Award Vesting Date due to the director’s death, or if there is a Change in Control prior to the Annual Award Vesting Date, then the RSUs shall become fully vested as of the date of such death or Change in Control, as applicable. If a director ceases to serve as a director at any time for any reason other than death before the earlier of the Annual Award Vesting Date or a Change in Control, then the annual equity grant shall become vested pro rata (based on the number of days between the grant date and the date of cessation of services divided by 365, and to the extent the shares are not thereby vested they shall be forfeited as of the date of such cessation of services. The Board, in its sole discretion and in recognition for meritorious service may elect to vest up to one hundred percent of a non-employee director’s unvested equity awards upon retirement.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director receives no additional compensation for such service.

Adopted Effective May 21, 2015

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